Exhibit 99.1

Vapotherm Reports First Quarter 2023 Financial Results

EXETER, N.H.--(BUSINESS WIRE)--Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced first quarter 2023 financial results.

First Quarter 2023 Summary and Highlights

•
Total revenue for the first quarter of 2023 was $17.7 million
o
Capital revenue increased by 28% as compared to the fourth quarter of 2022 due to strong HVT 2.0 sales
o
Disposables revenue decreased by 12% as compared to the fourth quarter of 2022 due to the timing of the US flu season
•
Gross margin in the first quarter of 2023 was 35.0%
o
Gross margin increased by 750 basis points over the fourth quarter of 2022 due to initial benefits from the transition of operations to Mexico
•
For the first quarter of 2023, GAAP operating expenses for the first quarter of 2023 were $19.8 million and Non-GAAP cash operating expenses were $16.4 million. Both decreased as a result of the Company’s Path to Profitability initiatives:
o
GAAP operating expenses decreased by $3.0 million over the fourth quarter of 2022
o
Non-GAAP cash operating expenses decreased by $1.6 million over the fourth quarter of 2022
•
The Company’s unrestricted cash balance was $25.7 million at the end of the first quarter of 2023
o
The Company closed a $23 million private placement in February 2023
o
Net cash burn of $11.0 million in the first quarter was $2.0 million less than net cash burn in the fourth quarter of 2022

“We had solid execution in the first quarter and are pleased with the positive trends we’re seeing in key elements of our business,” said Joseph Army, President and CEO. “Market receptivity to HVT 2.0 continues to be strong and, as expected, HVT 2.0 capital sales increased over the fourth quarter of 2022 despite a challenging capital equipment environment. We also continued to make progress on our Path to Profitability initiatives which resulted in sequential quarter improvements in gross margin, operating expenses and cash burn.”

Results for the Three Months March 31, 2023

The following table reflects the Company’s net revenue for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$3,901	22.0%	$4,050	18.7%	$(149)	(3.7)%
Disposables	12,417	70.0%	14,879	68.8%	(2,462)	(16.5)%
Service and other	1,413	8.0%	2,693	12.5%	(1,280)	(47.5)%
Total net revenue	$17,731	100.0%	$21,622	100.0%	$(3,891)	(18.0)%

Net revenue for the first quarter of 2023 was $17.7 million. Disposables and capital revenue were lower in the first quarter of 2023 as compared to the first quarter of 2022 since the prior period included significant Omicron related customer demand, especially for disposables. There was little to no COVID related customer demand in the first quarter of 2023.

Revenue information by geography is summarized as follows:

	Three Months Ended March 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$13,014	73.4%	$16,499	76.3%	$(3,485)	(21.1)%
International	4,717	26.6%	5,123	23.7%	(406)	(7.9)%
Total net revenue	$17,731	100.0%	$21,622	100.0%	$(3,891)	(18.0)%

Gross profit and gross margin for the first quarter of 2023 was $6.2 million and 35.0%, respectively. In the first quarter of 2023, gross margin increased by 750 basis points over gross margin of 27.5% in the fourth quarter of 2022.

Total operating expenses were $19.8 million in the first quarter of 2023, a decrease of $8.0 million as compared to the same period last year. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, termination benefits, gain (loss) from deconsolidation, and change in fair value of contingent consideration were $16.4 million in the first quarter of 2023 compared to $24.3 million in the first quarter of 2022 and $18.0 million in the fourth quarter of 2022. The decreases in operating expenses and Non-GAAP cash operating expenses were primarily due to the Company’s path-to-profitability initiatives. Operating expenses in the first quarter of 2023 include a non-cash impairment charge of $0.4 million related to the write-down of operating lease right-of-use assets to their estimated fair value.

Net loss for the first quarter of 2023 was $18.1 million, or $0.45 per share, compared to $22.9 million, or $0.87 per share, in the first quarter of 2022. Net loss per share was based on 40,608,605 and 26,321,087 weighted average shares outstanding for the first quarter of 2023 and 2022, respectively.

Adjusted EBITDA was negative $9.2 million for the first quarter of 2023 as compared to negative $15.3 million for the first quarter of 2022. The improvement in Adjusted EBITDA was primarily due to the Company’s path-to-profitability initiatives.

Cash Position

Cash and cash equivalents were $25.7 million as of March 31, 2023 compared to $15.7 million as of December 31, 2022. The increase in cash in the first quarter of 2023 was due to net proceeds received under the Company’s February 2023 private placement financing, partially offset by its net loss. The Company expects that cash burn the first quarter of the year will represent more than half of the total cash burn in 2023.

Fiscal 2023 Outlook

The Company continues to expect full year revenue to be between $77 million and $79 million, full year gross margins of 48% to 50% and full year operating expenses of $76 million to $78 million. Fiscal 2023, non-GAAP cash operating expenses excluding additional items as detailed below are still expected to be in the range of $60 million to $62 million. While the Company expects disposable revenue to account for 75% of our total revenue over the long-term, the Company anticipates that the contribution of disposable revenue as a percentage of total revenue may be slightly lower than this in 2023 given the market receptivity to HVT 2.0.

Conference Call Information

Management will host a conference call at 4:30 p.m. Eastern Time on May 3, 2023 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial +1 (888) 330-2391 for U.S. callers, or +1 (240) 789-2702 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through May 10, 2023 by dialing +1 (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP operating expenses excluding impairment of long-lived and intangible assets and loss on disposal of property and equipment, and non-GAAP cash operating expenses excluding additional items, including stock-based compensation expense, depreciation and amortization, termination benefits, gain (loss) from deconsolidation, and change in fair value of contingent consideration, which differ from operating expenses calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as further adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, impairment of long lived and intangible assets, gain (loss) from deconsolidation, and loss on debt extinguishment. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2023 financial guidance regarding non-GAAP cash operating expenses. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these non-GAAP financial measures, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in the Adjusted EBITDA presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definitions of Adjusted EBITDA and non-GAAP operating expenses excluding impairment of long-lived and intangible assets and loss on disposal of property and equipment and non-GAAP cash operating expenses excluding the additional items detailed below, are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.9 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, including revenue breakdown, gross margin, operating expenses and non-GAAP cash operating expenses for fiscal year 2023. In some cases, you can identify forward-looking statements by terms such as “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2023 financial guidance including reduced cash burn; risks associated with the move of its manufacturing operations to Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its financial covenants, execute on its path-to-profitability initiative, convert excess inventory into cash and fund its business through 2023; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,713	$15,738
Accounts receivable, net of expected credit losses of $251 and $227, respectively	8,403	9,102
Inventories, net	28,499	32,980
Prepaid expenses and other current assets	3,444	2,081
Total current assets	66,059	59,901
Property and equipment, net	25,673	26,636
Operating lease right-of-use assets	5,030	5,805
Restricted cash	1,109	1,109
Goodwill	549	536
Deferred income tax assets	125	96
Other long-term assets	2,102	2,112
Total assets	$100,647	$96,195
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,974	$2,739
Contract liabilities	1,197	1,216
Accrued expenses and other current liabilities	11,810	15,609
Total current liabilities	15,981	19,564
Long-term loans payable, net	99,270	96,994
Other long-term liabilities	7,750	7,827
Total liabilities	123,001	124,385
Commitments and contingencies
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of March 31, 2023 and December 31, 2022, 46,215,938 and 28,516,047 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	46	29
Additional paid-in capital	485,714	461,940
Accumulated other comprehensive loss	(22)	(157)
Accumulated deficit	(508,092)	(490,002)
Total stockholders’ deficit	(22,354)	(28,190)
Total liabilities and stockholders’ deficit	$100,647	$96,195

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Net revenue	$17,731	$21,622
Cost of revenue	11,519	13,730
Gross profit	6,212	7,892
Operating expenses
Research and development	3,987	5,549
Sales and marketing	9,592	13,322
General and administrative	5,770	8,954
Impairment of right-of-use assets	432	-
Loss on disposal of property and equipment	55	-
Total operating expenses	19,836	27,825
Loss from operations	(13,624)	(19,933)
Other (expense) income
Interest expense	(4,331)	(1,747)
Interest income	28	17
Foreign currency loss	(154)	(69)
Loss on extinguishment of debt	-	(1,114)
Net loss before income taxes	$(18,081)	$(22,846)
Provision for income taxes	9	92
Net loss	$(18,090)	$(22,938)
Other comprehensive loss:
Foreign currency translation adjustments	135	(55)
Total other comprehensive loss	135	(55)
Total comprehensive loss	$(17,955)	$(22,993)
Net loss per share basic and diluted	$(0.45)	$(0.87)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	40,608,605	26,321,087

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(18,090)	$(22,938)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	2,820	3,446
Depreciation and amortization	1,248	1,391
Provision for credit losses	49	177
Provision for inventory valuation	165	150
Non-cash lease expense	387	519
Change in fair value of contingent consideration	-	(188)
Impairment of right-of-use assets	432	-
Loss on disposal of property and equipment	55	-
Placed units reserve	344	151
Interest paid in-kind	2,194	-
Amortization of discount on debt	184	139
Deferred income taxes	9	83
Loss on extinguishment of debt	-	1,114
Changes in operating assets and liabilities:
Accounts receivable	663	805
Inventories	4,384	(1,650)
Prepaid expenses and other assets	(1,234)	(927)
Accounts payable	114	84
Contract liabilities	(25)	(652)
Accrued expenses and other current liabilities	(3,148)	(11,882)
Operating lease liabilities, current and long-term	(585)	(293)
Net cash used in operating activities	(10,034)	(30,471)
Cash flows from investing activities
Purchases of property and equipment	(1,004)	(3,008)
Net cash used in investing activities	(1,004)	(3,008)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	20,943	-
Proceeds from loans, net of discount	-	99,094
Repayment of loans	-	(40,000)
Payments of debt extinguishment costs	-	(817)
Payment of debt issuance costs	-	(1,365)
Repayments on revolving loan facility	-	(6,608)
Payment of contingent consideration	-	(135)
Proceeds from exercise of stock options	-	12
Net cash provided by financing activities	20,943	50,181
Effect of exchange rate changes on cash, cash equivalents and restricted cash	70	(10)
Net increase in cash, cash equivalents and restricted cash	9,975	16,692
Cash, cash equivalents and restricted cash
Beginning of period	16,847	57,324
End of period	$26,822	$74,016
Supplemental disclosures of cash flow information
Interest paid during the period	$1,284	$983
Property and equipment purchases in accounts payable and accrued expenses	$354	$1,581
Debt issuance costs in accounts payable and accrued expenses	$-	$202
Issuance of common stock to satisfy contingent consideration	$-	$5,630
Issuance of common stock warrants in conjunction with long term debt	$28	$1,157
Issuance of common stock upon vesting of restricted stock units	$-	$10

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2023 and 2022, respectively.

(unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Net loss	$(18,090)	$(22,938)
Interest expense, net	4,303	1,730
Provision for income taxes	9	92
Depreciation and amortization	1,248	1,391
EBITDA	$(12,530)	$(19,725)
Stock-based compensation	2,820	3,446
Impairment of right-of-use assets	432	-
Foreign currency	154	69
Gain from deconsolidation	(114)	-
Loss on disposal of property and equipment	55	-
Loss on extinguishment of debt	-	1,114
Change in fair value of contingent consideration	-	(188)
Adjusted EBITDA	$(9,183)	$(15,284)

The following tables contain a reconciliation of operating expenses to non-GAAP operating expenses and non-GAAP cash operating expenses for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

(unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(in thousands)
GAAP operating expenses	$19,836	$22,827	$27,825
Impairment of long-lived assets	(432)	(1,501)	-
Loss on disposal of property and equipment	(55)	(247)	-
Non-GAAP operating expenses	19,349	21,079	27,825
Stock-based compensation	(2,773)	(2,663)	(3,218)
Termination benefits	-	(30)	-
Depreciation and amortization	(305)	(342)	(472)
Gain (loss) from deconsolidation	114	(35)	-
Change in fair value of contingent consideration	-	-	188
Non-GAAP cash operating expenses	$16,385	$18,009	$24,323

Supplemental Operating Metrics

	March 31,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	24,488	23,693	795	3.4%
International	12,586	12,038	548	4.6%
Total	37,074	35,731	1,343	3.8%

	Three Months Ended March 31,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	260	322	(62)	(19.3)%
International	127	185	(58)	(31.4)%
Total	387	507	(120)	(23.7)%

Disposable patient circuits sold
United States	81,219	99,591	(18,372)	(18.4)%
International	39,184	48,036	(8,852)	(18.4)%
Total	120,403	147,627	(27,224)	(18.4)%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011